As filed with the Securities and Exchange Commission on February 1, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCESS NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	82-0545425
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1800 Robert Fulton Drive, Suite 300

Reston, Virginia 20191

Telephone number: (703) 871-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael W. Clarke

President and Chief Executive Officer

Access National Corporation

1800 Robert Fulton Drive, Suite 300

Reston, Virginia 20191

Telephone number: (703) 871-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Jacob A. Lutz, III

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23218

Telephone number: (804) 697-1200

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock $0.835 par value	2,000,000 shares	$11.40	$22,800,000	$2,439.60

(1)	The shares may be sold, from time to time, by the registrant, pursuant to the registrant’s Dividend Reinvestment and Stock Purchase Plan.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and based upon $11.40, which was the average of the high and low price of the registrant’s Common Stock as reported by the NASDAQ National Market on January 30, 2006. The proposed maximum offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered.
(3)	Does not take into account the 5% discount offered to Participants in the registrant’s Dividend Reinvestment and Stock Purchase Plan.

PROSPECTUS

ACCESS NATIONAL CORPORATION

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

2,000,000 SHARES OF COMMON STOCK

Dear Shareholder:

We have recently announced our intention to begin paying a quarterly dividend in the amount of $0.005 per share (after giving effect to the 2-for-1 stock split that became effective December 9, 2005), commencing for the first quarter of 2006. In light of that development, we are pleased to announce the adoption by Access National Corporation (the “Company”) of the Access National Corporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan offers Company shareholders the opportunity to purchase shares of Company Common Stock (“Common Stock”) with automatically reinvested dividends or optional cash payments, at a discount of 5% from the market price of our Common Stock if shares are purchased directly from the Company, or, if shares are purchased on the open market, without the payment of brokerage commissions, fees or service charges.

The Company’s Common Stock is listed for quotation on the NASDAQ National Market System under the symbol “ANCX.” On January 30, 2006, the closing price of the Common Stock was $11.25 per share.

You may enroll in the Plan at any time by completing the Enrollment Form enclosed with this Prospectus and returning it to Registrar and Transfer Company, the Plan Administrator.

If you choose not to participate in the Plan, you will receive cash dividends, when and if declared by the Company’s Board of Directors. The Plan does not represent a guarantee of future dividends. The declaration of dividends by the Company will be subject to the discretion of the Board of Directors and will depend on a number of factors, including future earnings, financial condition, cash reserves and general business conditions.

See “ Risk Factors” beginning on page 4 for information that prospective Participants in the Plan should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The shares of Common Stock offered in this Prospectus are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This Prospectus describes the Plan as currently in effect, and you are urged to read it carefully before deciding whether to participate.

The Company’s corporate headquarters are located at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191, and its telephone number is (703) 871-2100.

ACCESS NATIONAL CORPORATION

/s/ Michael W. Clarke
Michael W. Clarke President and Chief Executive Officer February 1, 2006

WHERE YOU CAN FIND MORE INFORMATION

Access National Corporation, which we will refer to as we, us or our, is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Access National Corporation, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This Prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this Prospectus, this Prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our Common Stock being sold by this Prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the address set forth above.

We also maintain an Internet site at http://www.AccessNationalBank.com, which contains information relating to Access National Bank, our wholly-owned subsidiary and operating entity, and our business.

INCORPORATION OF THE INFORMATION THAT WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Prospectus, except for any information superseded by information contained in later-filed documents incorporated by reference in this Prospectus.

Access National Corporation incorporates by reference the documents filed by it with the SEC listed below:

(i)	the Annual Report on Form l0-K for the fiscal year ended December 31, 2004;

(ii)	the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(iii)	the Current Reports on Form 8-K, filed January 21, 2005, March 15, 2005 (but only as to Exhibits 10.5.1, 10.5.2 and 10.5.3 filed therewith), August 1, 2005 and December 14, 2005; and

(iv)	the Proxy Statement for the 2005 Annual Meeting of Shareholders.

Access National also incorporates by reference any future filings made by it with the SEC prior to the termination of the offering made by this Prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

You may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference into this Prospectus, except for the exhibits, unless the exhibits are also specifically incorporated by reference into this Prospectus. Your request should be made to:

Access National Corporation

Investor Relations

1800 Robert Fulton Drive, Suite 300

Reston, Virginia 20191

Telephone: (703) 871-2100

You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. No one else is authorized to provide you with different information. We are not making an offer of shares of our Common Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our financial condition and results may have changed since that date.

RISK FACTORS

Unless the context indicates or otherwise requires, references in this Prospectus to “Access National Corporation,” the “Company,” “we,” “us” and “our” are to Access National Corporation and its consolidated subsidiaries, including Access National Bank, also referred to in this Prospectus as the “Bank.”

The purpose of the Plan is to provide a convenient and useful service for Access National Corporation shareholders. Nothing in this Prospectus represents a recommendation by us or anyone else that a person buy or sell Access National Corporation Common Stock. We urge you to read this Prospectus thoroughly before you make your investment decision regarding participation in the Plan.

Investors should consider carefully the following factors in addition to the other information included in or incorporated by reference into this Prospectus before making an investment in our Common Stock.

Our profitability depends on interest rates generally, and changes in monetary policy may impact us.

Our profitability depends in substantial part on our net interest margin, which is the difference between the rates we receive on loans and investments and the rates we pay for deposits and other sources of funds. Our net interest margin depends on many factors that are partly or completely outside of our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Changes in interest rates will affect our operating performance and financial condition. We try to minimize our exposure to interest rate risk, but we are unable to completely eliminate this risk.

Our performance depends substantially upon our credit quality.

The ability of our borrowers to repay the loans we make to them impacts our performance. Although we have collateral for most of our loans, that collateral can fluctuate in value and may not always cover the outstanding balance on the loan. We devote substantial management attention to setting reserves that we believe are adequate to cover potential credit quality problems. If we are wrong in our assessment, or events occur that reduce the likelihood of loan repayment, our reserves may not be adequate. In general, if the quality of our loans and the underlying collateral decreases, that may reduce our earnings and damage our financial condition.

Our allowance for loan losses could become inadequate.

We maintain an allowance for loan losses that we believe is adequate for absorbing any potential losses in our loan portfolio. Management conducts a periodic review and consideration of the loan portfolio to determine the amount of the allowance for loan losses based upon general market conditions, credit quality of the loan portfolio and performance of our customers relative to their financial obligations with us. The adequacy of the loan loss reserve for the Bank is further tested periodically by an independent consultant reporting directly to our board of directors, our independent auditors and the Office of the Comptroller of the Currency. Although we believe the allowance for loan losses is adequate to absorb probable losses in our loan portfolio, we cannot predict such losses or that our allowance will be adequate in the future. Excessive loan losses could have a material impact on our financial performance.

Our profitability depends significantly on local economic conditions.

Our success depends primarily on the general economic conditions of the markets in which we operate. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in the Northern Virginia region. We have been able to effectively leverage our talents, contacts and technology investments to achieve a strong financial position in this region. The local economic conditions in this area have a significant impact on our business, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could impact these local economic conditions and could negatively affect the financial results of our banking operations.

Our focus on commercial and real estate loans may increase the risk of credit losses.

We offer a variety of loans including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Many of these loans are secured by real estate (both residential and commercial) in the greater Washington, D.C. metropolitan area. We hire experienced loan officers and our executive management has extensive experience in administering business and real estate loans in the Washington, D.C. market. Although we believe our credit underwriting adequately considers the underlying collateral in the evaluation process, a major change in the real estate market could have an adverse effect on our customers, which in turn could impact us. Risk of loan defaults and foreclosures is unavoidable in the banking industry, and we try to limit our exposure to this risk by monitoring our extensions of credit carefully. We cannot, however, fully eliminate credit risk and credit losses may occur in the future.

Our small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

We target our commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which we operate, our results of operations and financial condition may be adversely affected.

We may be adversely affected by changes in government monetary policy.

As a bank holding company, our business is affected by the monetary policies established by the Board of Governors of the Federal Reserve System, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. In setting its policy, the Federal Reserve may utilize techniques such as the following:

•	Engaging in open market transactions in United States government securities;

•	Setting the discount rate on member bank borrowings; and

•	Determining reserve requirements.

These techniques may have an adverse effect on our deposit levels, net interest margin, loan demand or our business and operations.

We may be adversely affected by unanticipated changes in government regulations.

We and our wholly-owned subsidiary, Access National Bank, are subject to regulation and supervision by the Federal Reserve Bank, the Federal Deposit Insurance Corporation and the Virginia State Corporation Commission. Any of these agencies, or other governmental or regulatory authorities, could revise existing regulations or adopt new regulations at any time. Certain revisions could subject us and our subsidiaries to more demanding regulatory compliance requirements which may adversely affect our ability to conduct, or our cost of conducting, business. Legislation and regulatory initiatives containing wide-ranging proposals for altering the structure, regulation and competitive relationships of financial institutions are introduced regularly. We cannot predict whether or what form of proposed statute or regulation will be adopted or the extent to which such adoption may affect our business.

Our future success will depend on our ability to compete effectively in the highly competitive financial services industry.

We face substantial competition in all phases of our operations from a variety of different competitors. In particular, there is very strong competition for financial services in the areas of Virginia in which we conduct a substantial portion of our business. Our future growth and success will depend on our ability to compete effectively in this highly competitive financial services environment. Many of our competitors offer products and services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we

do. Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured state chartered banks. As a result, these non-bank competitors have certain advantages over us in accessing funding and in providing various services.

We depend on the services of key personnel, and a loss of any of those personnel would disrupt our operations and result in reduced revenues.

Our success depends upon the continued service of our senior management team and upon our ability to attract and retain qualified financial services personnel. Competition for qualified employees is intense. In our experience, it can take a significant period of time to identify and hire personnel with the combination of skills and attributes required in carrying out our strategy. If we lose the services of our key personnel, or are unable to attract additional qualified personnel, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our Common Stock has substantially less liquidity than the average trading market for many other publicly traded common stock.

Although our Common Stock is listed for trading on the Nasdaq National Market, the trading market in our Common Stock has substantially less liquidity than the average trading market for many other publicly traded companies, including many companies quoted on the Nasdaq National Market or traded on the New York Stock Exchange. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market place of willing buyers and sellers of our Common Stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control.

Although we have announced a policy of quarterly dividend payments commencing with the quarter beginning January 1, 2006, we cannot guarantee that we will continue to pay dividends to shareholders in the future.

We have announced our intention to commence the payment of dividends on a quarterly basis, at a rate of $0.005 per share, beginning with the quarter commencing January 1, 2006. Nevertheless, dividends are subject to determination and declaration by our board of directors, which takes into account many factors. The declaration of dividends by us on our Common Stock is subject to the discretion of our board and to applicable federal regulatory limitations. We cannot guarantee that dividends will not be reduced or eliminated in future periods. Our ability to pay dividends on our Common Stock depends on our receipt of dividends from our wholly-owned subsidiary bank, Access National Bank.

Virginia law and our charter documents contain anti-takeover provisions that may make it more difficult or expensive to acquire us in the future or may adversely affect our stock price.

Virginia corporate law and our charter documents contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors and may make it more difficult or expensive for a third party to acquire a majority of our outstanding Common Stock. They may also delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders receiving a premium over the market price for their Common Stock. Our stock price could also be negatively affected as a result of these anti-takeover provisions.

DESCRIPTION OF THE ACCESS NATIONAL CORPORATION

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The provisions of the Access National Corporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”) are contained in question and answer form in this Prospectus. Participation in the Plan is voluntary. Holders of Access National Corporation Common Stock (“Company Common Stock” or “Common Stock”) who do not wish to participate in the Plan will receive cash dividends, if and when declared, by check. Shareholders who wish to participate in the Plan will need to provide the Company with an Enrollment Form as discussed in Question 4.

Capitalized terms used in the following questions and answers have those meanings ascribed to them in the Definitions section on page 16 of this Prospectus.

PURPOSE

1.	Q: What is the purpose of the Plan?

A: The purpose of the Plan is to provide owners of Company Common Stock with a convenient and economical method of investing cash dividends in shares of the Company’s Common Stock and, if desired, making payments for Optional Cash Purchases of additional shares of Company Common Stock.

ADVANTAGES

2.	Q: What are the advantages of the Plan?

A: The Plan offers Participants a number of advantages, including the following:

•	Reinvestment of cash dividends is automatic. Once enrolled, a Plan Participant need take no further action at each Dividend Payment Date.

•	Plan Participants may make additional quarterly cash investments (Optional Cash Purchases) in Common Stock of between $150 and $20,000.

•	Because fractional shares may be acquired through the Plan, the full amount of cash dividends received (and any payment for an Optional Cash Purchase) may be invested in shares of Company Stock.

•	Cumbersome Common Stock safekeeping requirements and recordkeeping costs are avoided through the Plan’s custodial and reporting provisions.

•	If shares are purchased from the Company, dividend reinvestment purchases and Optional Cash Purchases are made at a 5% discount from the prevailing market price.

•	If shares are purchased in the open market, dividends and Optional Cash Purchases are made at 100% of the prevailing market price, but Participants can invest in Company Common Stock without paying brokerage fees.

•	The Plan provides an inexpensive method of investing small amounts.

PARTICIPATION

3.	Q: Who is eligible to participate?

A: All shareholders of the company owning at least one share of Common Stock, including employees of the Company and any of its wholly-owned subsidiaries owning at least one share of Common Stock, are eligible to participate in the Plan. Once enrolled, a Participant must continue to own at least one share of Common Stock at all times. Company employees who wish to make Optional Cash Purchases via payroll deductions and other Participants who wish to make Optional Cash Purchases via the automatic debiting of a bank account (ACH) must have a transaction account with Access National Bank.

4.	Q: How does an eligible shareholder become a Participant?

A: An eligible shareholder may join the Plan by signing the Enrollment Form and returning it to the Plan Administrator, Registrar and Transfer Company, P.O. Box 664, Cranford, New Jersey 07016. An Enrollment Form is included with this Prospectus and additional forms may be obtained at any time by written request to the Plan Administrator or by telephoning the Plan Administrator (908) 272-8511 or 1-800-368-5948.

5.	Q: How does a shareholder enroll shares that are held with a broker?

A: Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank or other nominee) and who wish to participate in the Plan must either arrange for the holder of record to join the Plan or become owners of record by having the number of shares they wish to enroll in the Plan transferred into their names.

6.	Q: When may a shareholder join the Plan?

A: An eligible shareholder may join the Plan at any time by completing an Enrollment Form and returning it to Registrar and Transfer Company. After enrolling, the shareholder will remain a Participant until participation is discontinued (see Question 19) or all shares held in the Participant’s Plan Account are sold, transferred or withdrawn (see Questions 20 through 23).

If an Enrollment Form specifying investment of dividends is received by Registrar and Transfer Company at least 5 business days before a given Dividend Record Date, investment will commence with that dividend payment. If the Enrollment Form is received after that date, the investment of dividends will begin with the succeeding dividend. Enrollment Forms received on a Saturday, Sunday or federal holiday will be considered as received on the succeeding business day.

The Company anticipates that going forward, Dividend Payment Dates for the Company’s Common Stock will be on a quarterly basis on or about the 25th day of the months of February, May, August and November. The Dividend Record Date for determining shareholders who are to receive dividends will precede the Dividend Payment Date by approximately two weeks. In any event, there is no guarantee that a dividend will be declared, and the Company always reserves the right to change these dates at any time. The Dividend Payment Date shall coincide with the Investment Dates for the reinvestment of dividends, as well as the Investment Dates for Optional Cash Purchases, whenever feasible.

7.	Q: What does the Enrollment Form provide?

A: The Enrollment Form allows a shareholder to elect to invest the cash dividends received on his or her shares of Company Common Stock or to make payments for Optional Cash Purchases through the following options:

•	Full Dividend Reinvestment. If the “Full Dividend Reinvestment” option is selected, the Plan Administrator will apply cash dividends on all shares of Common Stock registered in the Participant’s name, as well as on all shares of Common Stock credited to the Participant’s Plan Account, to the purchase of additional shares of Common Stock.

•	Automatic Quarterly Purchases. If the “Automatic Quarterly Purchases” portion of the Enrollment Form is completed and a bank deposit slip or a voided check from your Access National Bank transaction account is included with the Enrollment Form, you will be able to make quarterly payments for Optional Cash Purchases through the automatic debiting of your Access National Bank transaction account.

•	Optional Cash Purchases. Payments for Optional Cash Purchases may be made by sending a personal check, drawn from a U.S. Bank in U.S. Currency payable to Registrar and Transfer Company, or by ACH/direct debit, on a quarterly basis. The “Optional Cash Purchases” portion of the Enrollment Form provides you with instructions on how to make Optional Cash Purchases under the Plan.

8.	Q: May a Participant change his or her method of participation after enrollment?

A: Yes. A Participant may change his or her investment option at any time by signing a new Enrollment Form and returning it to the Plan Administrator. Regarding the Automatic Quarterly Purchases option, if the new Enrollment Form is received by the Plan Administrator no later than 2 weeks prior to an Investment Date (estimated to be the 25th day of the months of February, May, August and November), the change related to the Automatic Quarterly Purchases option will be effective for that pending Investment Date. If the new Enrollment Form is received by the Plan Administrator any time following 2 weeks preceding that pending Investment Date, the change related to the Automatic Quarterly Purchases option will be effective for the next Investment Date.

Regarding dividend reinvestment, if you are enrolled in the Full Dividend Reinvestment option but no longer wish to be, you must discontinue the reinvestment of dividends. Please see the answer to Question 19 for an explanation of this procedure.

9.	Q: May a Participant reinvest a portion of cash dividends received?

A: No. Participants may only have dividends reinvested with respect to all of the shares of Common Stock registered in that shareholder’s name under the Plan.

OPTIONAL CASH PURCHASE FEATURE

10.	Q: Can additional cash amounts be contributed to the Plan to purchase shares of Company Common Stock?

A: Yes. Payments for Optional Cash Purchases may be made by any Participant on a quarterly basis (see Question 7). Like cash dividend investments, such amounts will be used to purchase shares of Common Stock. The following requirements apply to any Optional Cash Purchase:

•	The amount of any Optional Cash Purchase may vary from quarter to quarter and there is no obligation to make any future Optional Cash Purchase.

•	The minimum and maximum Optional Cash Purchase permitted during any quarter is $150 and $20,000. The Company may waive or adjust these thresholds at its discretion at any time.

•	No interest will be paid on payments for Optional Cash Purchases which are held pending the purchase of Common Stock.

•	You may also authorize the Plan Administrator to automatically draft your Access National Bank transaction account for quarterly cash investments, by completing the “Automatic Quarterly Purchases” section of the Enrollment Form enclosed with this Prospectus and returning it to the Plan Administrator at least 2 weeks prior to a pending Investment Date in order to be effective for that pending Investment Date. If the Enrollment Form with a completed “Automatic Quarterly Purchases” section is received any time following 2 weeks preceding a pending Investment Date, then automatic debiting of the Participant’s Access National Bank transaction account will commence with the next Investment Date.

•	If you have already been enrolled in the Plan without having authorized the automatic debiting of your Access National Bank transaction account to make Optional Cash Purchases but would like to do so, please complete another Enrollment Form, including the “Automatic Quarterly Purchases” section of the form and return it to the Plan Administrator at least 2 weeks prior to any given Investment Date in order to be effective for the next Investment Date. If the Enrollment Form with a completed “Automatic Quarterly Purchases” section is received any time following 2 weeks preceding any Investment Date, then automatic debiting of the Participant’s Access National Bank transaction account will commence with the next Investment Date.

•	In authorizing the direct debiting of your Access National Bank transaction account, please include with the form a blank deposit slip or a voided check pertaining to the Access National Bank transaction account you wish to have drafted. If you elect to make payments for Optional Cash Purchases by automatic bank draft, your Access National Bank transaction account will be debited quarterly on the 15th day of each of February, May, August and November.

•	Since no interest will be paid by us or the Plan Administrator on payments received for Optional Cash Purchases, Participants are urged to make optional cash payments shortly before the quarterly Investment Dates. To be invested, payments for Optional Cash Purchases must be received by the Plan Administrator at least 5 business days, but no more than 30 calendar days, before the Investment Date for a given quarter. Checks received less than 5 business days, or more than 30 calendar days before, an Investment Date will be returned to you by the Plan Administrator.

•	Payments for Optional Cash Purchases may be made by sending a personal check, drawn from a U.S. Bank in U.S. Currency payable to Registrar and Transfer Company, or by ACH/direct debit, on a quarterly basis. Do not send cash. Participants will have the right to demand the return of any payment for an Optional Cash Purchase up to 2 days prior to the actual Investment Date for such amounts to be invested in shares of Company Stock.

•	Employees of the Company and its subsidiaries may make Optional Cash Purchases through payroll deductions. Payroll deductions will be made on the 15th and last business day of each month. Payroll deductions will be held by the Company in escrow without interest on behalf of employees. The Company will turn over all escrowed funds to the Plan Administrator on the 15th day of the last month of each quarter and such funds will be used to purchase shares on behalf of the employee on the Investment Date for that quarter. In addition, to ensure that their investments are diversified, employees participating in the Plan are urged not to have more than 25% of their total investments in Company Common Stock at any time. Employees must have an Access National Bank transaction account to make Optional Cash Purchases through payroll deductions.

ADMINISTRATION

11.	Q: Who administers the Plan for Participants?

A: The Plan is administered by Registrar and Transfer Company (the “Plan Administrator”), a corporation not affiliated with the Company. The Plan Administrator will keep records, send Account Statements to Participants, and perform other duties related to the Plan. Shares purchased through the Plan will be registered for you in the name of the Plan Administrator or its nominee.

All inquiries and communications regarding the Plan should include your Plan Account number and should be directed to the Plan Administrator at:

Registrar and Transfer Company

P.O. Box 664

Cranford, New Jersey 07016

(908) 272-8511 or 1-800-368-5948

COSTS

12.	Q: Do Participants incur any expenses in connection with purchases under the Plan?

A: All costs of administration of the Plan (and expenses in connection with Participant purchases) will be paid by the Company. However, Participants will incur brokerage commissions, fees, service charges and other similar expenses in connection with withdrawals, sales or transfers (but not purchases) of shares held under the Plan for a Participant’s Plan Account or to obtain share certificates. Additionally, Participants will be charged $25 for each Participant check returned for insufficient funds, $5 per request for a duplicate Account Statement in the current year and $10 for a duplicate Account Statement from a prior year. Fees are subject to change without notice.

PURCHASES

13.	Q: What will be the price of shares of Common Stock purchased under the Plan?

A: Purchases made under the Plan will be made at the Company’s discretion either through direct issuances of shares of Common Stock by the Company or through open market purchases. Purchases made under the Plan that involve a direct issuance by the Company will be made at 95% of the average closing price for shares of the Common Stock traded on the NASDAQ National Market for the 5 trading days prior to the end of the calendar month preceding the month during which the quarterly Investment Date falls. The closing price will be the price listed by Yahoo Finance: http://www.finance.yahoo.com.

If the Company directs the Plan Administrator to make purchases on the open market, the Company, at its own expense, will pay all brokerage commissions, fees, or service charges incurred by the Plan Administrator so that Plan Participants will receive all shares purchased on the open market at 100% of the market value for which the shares were acquired.

14.	Q: How many shares of Common Stock will be purchased for Participants?

A: The number of shares purchased for you will depend on: (1) the number of shares of Common Stock you own, (2) the amount of cash dividends received on the shares allocated to your Plan Account, (3) the amount of your Optional Cash Purchase, if any, and (4) the average purchase price for all shares purchased for the Plan on a specific Investment Date. Your Plan Account will be credited with that number of shares purchased, including fractions computed to 4 decimal places, equal to the total amount used to purchase shares for you divided by the purchase price per share paid to acquire shares on a particular Investment Date.

15.	Q: How will purchases for the Plan be made?

A: At the discretion of the Company, purchases under the Plan may be made by the Plan Administrator through direct issuances of Common Stock by the Company or through open market purchases. Purchases of Common Stock through the Plan shall occur as follows:

•	The Plan Administrator shall receive Dividend Investment Funds from the Company on the Dividend Payment Date. The Plan Administrator will commingle all such funds with any payments for Optional Cash Purchases received not less than 5 business days, but not more than 30 calendar days, prior to the Dividend Payment Date in order to purchase shares at the Company’s discretion either from unissued Treasury shares of the Company or in the open market on a given Investment Date for the benefit of Plan Participants.

•	The price of shares purchased directly from the Company will be made at 95% of the average closing price for shares of the Common Stock traded on the NASDAQ National Market for the 5 trading days prior to the end of the calendar month preceding the month during which quarterly Investment Date falls.

•	The price of the Stock purchased for each Participant’s Plan Account on the open market will be the average price of all shares purchased by the Plan Administrator.

•	After the Plan Administrator has acquired shares either from the Company or on the open market on an Investment Date, the Plan Administrator will then allocate shares to the Plan Accounts of Participants, based upon the amounts of each Participant’s cash dividend investment and, if applicable, Optional Cash Purchase.

•	In the event shares of Common Stock have not been purchased by the Plan Administrator within 30 calendar days after the Dividend Payment Date, monies representing cash dividend investments and Optional Cash Purchases will be returned to the Participants. No interest shall be paid on such amounts.

16.	Q: Will certificates be issued for shares of Common Stock under the Plan?

A: No. To protect against loss, theft or destruction, no certificates will be issued unless requested by a Participant. Certificates for any number of full shares credited to a Participant’s Account will be issued (for a $10.00 per certificate charge) upon the Participant’s written request. (See Question 20 for instructions on certificate issuance.)

At the time of enrollment in the Plan, or at any later time, a Participant may deposit any Common Stock certificates in his or her possession with the Plan Administrator for credit as book-entry shares for his or her account. By doing so, a Participant will no longer bear the risk associated with the loss, theft or destruction of those stock certificates. Also, these shares will be treated in the same manner as shares purchased through the Plan and may be transferred or sold through the Plan in a convenient and efficient manner.

The shares credited to a Participant’s Account may not be pledged as collateral security for a loan or other obligation of a Participant. A Participant who wishes to pledge such shares must request that certificates for such shares be issued in the Participant’s name. Certificates representing fractional interests will not be issued under any circumstances.

17.	Q: What kind of reports are provided to Participants?

A: Each Participant will receive a quarterly Account Statement showing:

•	the total number of shares held in the Participant’s Plan Account,

•	the amount of dividends received on the shares held in the Participant’s Plan Account,

•	the dividend (and Optional Cash Purchase, if any) invested on behalf of the Participant,

•	the number of shares of Common Stock purchased,

•	the purchase price per share, and

•	the Investment Dates.

Participants may also obtain online Internet access to their Plan account at www.rtco.com.

In addition, each Participant will continue to receive copies of the Company’s annual and other periodic reports to shareholders, along with proxy statements and information for income tax reporting purposes.

DIVIDENDS ON SHARES IN PLAN ACCOUNT

18.	Q: When will Participants be credited with dividends on shares held in their Plan Accounts under the Plan?

A: The Plan Administrator will receive dividends for all shares held in the Plan on the Dividend Payment Date and will immediately credit such dividends to Participants’ accounts on the basis of full shares and fractional interests credited to those Plan Accounts. Such dividends will be automatically reinvested in additional shares of Common Stock.

DISCONTINUATION OF DIVIDEND INVESTMENT

19.	Q: How does a Participant discontinue the reinvestment of dividends under the Plan?

A: A Participant may discontinue reinvestment of dividends on his or her shares by notifying the Plan Administrator in writing. To be effective for any given Dividend Payment Date, notice of termination of participation must be received at least 5 business days before the Dividend Record Date. Any notice of termination of participation received less than 5 business days prior to a Dividend Record Date will be effective for the next Dividend Record Date. The Plan Administrator will continue to hold the Participant’s shares on his or her behalf in book-entry form unless and until the Participant withdraws the shares (see Question 20).

Upon satisfactory written notice of a Plan Participant’s death or adjudication of a Plan Participant’s incompetency, the Company shall automatically terminate a Participant’s participation in the Plan. Any shares held in such Participant’s account will be retained until satisfactory evidence of the appointment of the Participant’s legal representative and its right to the dividends or shares, or both, shall have been received by the Plan Administrator.

WITHDRAWAL OF SHARES

20.	Q: How may a Participant withdraw shares allocated to his or her Plan Account?

A: A Plan Participant may withdraw all or a portion of the whole shares purchased on the Participant’s behalf pursuant to the Plan at any time by notifying the Plan Administrator in writing and by specifying in the notice the number of shares to be withdrawn. This notice should be mailed to:

Registrar and Transfer Company

P.O. Box 664

Cranford, New Jersey 07016

(908) 272-8511 or 1-800-368-5948

Certificates for whole shares of Common Stock withdrawn will be registered in the name of and issued to the Participant. In no case will certificates representing fractional interests be issued. Any notice of withdrawal received less than 5 business days prior to a Dividend Record Date will be effective on the first business day following the Dividend Payment Date associated with such Dividend Record Date. Each Participant will be charged a $10.00 withdrawal fee for each partial or complete withdrawal of shares of Common Stock from the Plan.

21.	Q: What happens to any fractional interest when a Participant withdraws all shares from the Plan?

A: No certificates for fractional shares will be distributed from the Plan. Instead, a Participant will receive cash in an amount equal to the closing price per share of the Common Stock as reported on the NASDAQ National Market on the date prior to the effective date of the withdrawal multiplied by the fractional interest. The amount of cash received for any fractional interest together with certificates for whole shares will be mailed directly by the Plan Administrator to the withdrawing Participant.

22.	Q: How may a Participant sell or transfer shares allocated to the Participant’s Plan Account?

A: Participants may mail or fax their sale request using one of the transaction forms provided with each Account Statement. Forms should be mailed to Registrar and Transfer Company, P.O. Box 664, Cranford, New Jersey 07016 or faxed to 908-497-2320. Certificated shares held outside the Plan can be deposited into a Participant’s account and subsequently sold through the Plan. The Plan Administrator will charge Participants a fee for sales of shares held through the Plan. The fee is $15.00 per transaction plus brokerage commissions as of the date of this Prospectus, and is subject to change in the sole discretion of the Plan Administrator. Additionally, a Medallion Signature Guarantee is required for all sale requests of $10,000 or higher.

Because the Plan Administrator will sell the Shares on behalf of the Plan, neither the Company nor any Participant has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of the Company’s Common Stock. That is, if you send in a request to sell shares, it is possible that the market price of the Company’s Common Stock could go down or up before the broker sells your shares. In addition, you will not earn interest on a sales transaction

Participants have full control of their shares and may withdraw, transfer or dispose of all or a portion of the whole shares purchased on the Participant’s behalf pursuant to the Plan at any time by notifying the Plan Administrator in writing and by specifying in the notice the number of shares to be withdrawn. Any Participant may choose to sell shares credited to his or her account through the broker of his or her choice. If a Participant chooses to do so, he or she must notify the Plan Administrator. A certificate will be issued and mailed to the Participant or his or her broker (if so requested) within 5 business days of the Plan Administrator’s receipt of the request. Any notice of withdrawal received less than 5 business days prior to a Dividend Record Date will be effective on the first business day following the Dividend Payment Date associated with such Dividend Record Date.

23.	Q: What happens when a Participant who is reinvesting the cash dividends on shares registered in the Participant’s name sells or transfers a portion of such shares?

A: As long as a Participant has shares of Common Stock allocated to his or her Plan Account, the Plan Administrator will continue to reinvest the dividends on such shares. In order to cease any dividend reinvestment, a Participant (or subsequent purchaser) must either: (1) notify the Plan Administrator in writing that all dividend reinvestment is to cease, or (2) withdraw, transfer or sell all shares allocated to his or her Account.

OTHER INFORMATION

24.	Q: What happens if the Company issues a stock dividend or declares a stock split?

A: A Participant’s Plan Account will be appropriately adjusted for any stock dividends or stock splits on Company Common Stock.

25.	Q: How will a Participant’s Plan shares be voted at a meeting of shareholders?

A: All Shares allocated to a Participant’s Plan Account (“Plan Shares”) are voted in the same manner as shares of Common Stock registered in a Participant’s own name. Participants will receive proxy materials for each shareholder meeting, including a proxy statement and a form of proxy covering all shares allocated to the Participant’s Plan Account. All Plan Shares may be voted in person at the Annual Meeting. In the absence of any direction by a Plan Participant as to how his or her Plan Shares are to be voted, such shares will not be voted.

26.	Q: What are the Federal Income Tax consequences of Participation in the Plan?

A: The following is a brief summary of some of the principal federal income tax considerations applicable to the Plan. However, because income tax consequences may differ for each Participant, each Participant is advised to seek appropriate tax counsel as to the income tax consequences of participation of the Plan.

When your dividends are reinvested to acquire shares of Company Common Stock (including any fractional shares), you will be treated as having received a taxable dividend in an amount equal to the fair market price on the Investment Date of the shares acquired with reinvested dividends. For example, in the case of shares purchased directly from the Company, if dividends of $95 are reinvested under the Plan to acquire shares of Common Stock with a fair market value of $100, the amount of the taxable dividend will be $100. In addition, when shares are acquired for you under the Plan with reinvested dividends through open market purchases, you will be treated as having received a dividend in the amount of your allocable portion of any brokerage commissions paid by the Company. You will receive an annual statement from the Plan Administrator indicating the amount of dividend income reported to the Internal Revenue Service.

The initial tax basis of a share you acquire with reinvested dividends will equal the share’s purchase price, plus the purchase price discount if the share was purchased from the Company and, if the share is acquired through an open market purchase, the amount of any brokerage commissions allocable to the share of stock.

If you make Optional Cash Purchases under the Plan in which shares are purchased from the company, the taxation of the discount associated with such purchases is not entirely clear. You may be treated as having received a dividend distribution in an amount equal to the excess, if any, of the fair market price of the shares acquired for your account on the Investment Date over the amount of your Optional Cash Purchase. The Company expects to treat the entire amount of such excess value as a distribution for tax reporting purposes that is taxable as a dividend. It is possible, however, that such excess should not be treated as a taxable distribution, or if it is, that all or a portion of such distribution should be treated as a tax-free return of capital. If your Optional Cash Purchases are used to make purchases on the open market, you will be treated as having received a dividend in the amount of your allocable portion of any brokerage commissions paid by the Company. Participants are strongly encouraged to consult their own tax advisors in this regard.

The holding period for shares acquired through the Plan will begin on the day following the Investment Date.

You will receive an Account Statement detailing year-to-date account activity at the end of each quarter.

You will not realize any taxable income when you receive a certificate for whole shares credited to your account, either upon your request for certain of those shares or withdrawal from or termination of the Plan.

In the case of foreign or other similar shareholders, whose taxable income under the Plan is subject to federal income tax withholding, the Company will make reinvestments net of the amount of tax required to be withheld. Regular Account Statements confirming purchases made for such Participants will indicate the amount of income tax withheld.

27.	Q: What is the responsibility of the Plan Administrator?

A: The Plan’s Administrator is Registrar and Transfer Company, P.O. Box 664, Cranford, New Jersey 07016. In general, all communications regarding the Plan should be addressed to Registrar and Transfer Company. The telephone number of the Plan Administrator is (908) 272-8511 or 1-800-368-5948.

The Plan Administrator receives the Participant’s dividend payments and payments for Optional Cash Purchases, invests such amounts in additional shares of the Company’s Common Stock, maintains continuing records of each Participant’s Plan Account and advises Participants as to all transactions in and the status of their Plan Accounts. The Plan Administrator acts in the capacity of agent for the Participant.

All notices from the Plan Administrator to a Participant will be addressed to the Participant at his or her last address of record with the Plan Administrator. The mailing of a notice to the Participant’s last address of record will satisfy the Plan Administrator’s duty of giving notice to such Participant. Therefore, Participants must promptly notify the Plan Administrator in writing of any change of address.

Neither the Plan Administrator, Participants’ nominee or nominees, nor the Company shall have any liability for actions taken or omitted in good faith pursuant to the Plan, including, without limitation, any claim for liability arising out of failure to terminate a Participant’s Plan Account upon such Participant’s death or adjudicated incompetency prior to receipt of notice in writing of such death or adjudicated incompetency, nor shall they have any duties, responsibilities or liabilities except as are expressly set forth in the Plan. The Participant should recognize that neither the Company nor the Plan Administrator can provide any assurance that shares of Common Stock purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

All transactions in connection with the Plan shall be governed by the laws of the Commonwealth of Virginia.

28.	Q: When will the Plan become effective and may it be changed or discontinued?

A: The Plan became effective on February 1, 2006 and will be effective for dividends paid subsequent to its adoption until such time as the Plan is suspended or terminated by the Company.

While the Company currently expects to continue the Dividend Reinvestment and Stock Purchase Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to modify and interpret the Plan. Participants will be notified of any such suspension, termination or any modification which materially affects their rights under the Plan.

LIMITS ON PARTICIPATION

29.	Q: Are there limitations on participation in the Plan other than those described above?

A: Yes. The purpose of the Plan is to provide shareholders with a systematic and convenient method of investing dividends and Optional Cash Purchases for long-term investment. Use of the Plan for any other purpose is prohibited. The Company reserves the right to return Optional Cash Purchases to subscribing shareholders if, in the Company’s opinion, the investment is not consistent with the purposes of the Plan. Shareholders who establish multiple accounts to circumvent the $20,000 per quarter limit on Optional Cash Purchases are subject to the Company’s right to return all payments for Optional Cash Purchases.

Additionally, some shareholders may be residents of jurisdictions in which the Company determines that it may not legally or economically offer its shares of Common Stock under the Plan, and accordingly, these residents may be precluded from participating in the Plan. You should be aware that the Company has no present plans to limit participation in the Plan for any shareholder of record for reasons other than set forth above. However, we reserve the right to limit participation if we determine in our discretion that it would be in the best interests of the Company.

DEFINITIONS

This Plan Prospectus contains certain terms, which are defined below.

•	Account Statement means that statement received by a Participant in the Plan showing current and past amounts invested in shares of Company Common Stock.

•	Common Stock means the Company’s Common Stock, par value $0.835 per share.

•	Company means Access National Corporation.

•	Dividend Investment Funds means those cash dividends a Plan Participant elects to reinvest in shares of Common Stock on each Dividend Payment Date.

•	Dividend Payment Date means the date on which Company cash dividends are paid.

•	Dividend Record Date means the date upon which each holder of Company Common Stock will become eligible for payment of a dividend.

•	Enrollment Form means that form used by a shareholder to commence participation in the Plan.

•	Investment Date means the date the Plan Administrator invests Dividend Investment Funds and/or Optional Cash Purchases in shares of Common Stock. The quarterly Investment Date will usually fall on or about the 25th of February, May, August and November when feasible. When the 25th falls on a Saturday or Sunday, the Investment Date will be the preceding Friday.

•	Optional Cash Purchase means those monies, other than Dividend Investment Funds, invested by a Participant in shares of Common Stock through the Plan.

•	Participant means a Company shareholder who is participating in the Plan.

•	Plan means the Access National Corporation Dividend Reinvestment and Stock Purchase Plan.

•	Plan Account means the account set up under the Plan by the Plan Administrator for each Plan Participant.

•	Plan Administrator means Registrar and Transfer Company, P.O. Box 664, Cranford, New Jersey 07016.

•	Plan Shares means those shares of Common Stock allocated to a Participant’s Plan Account.

USE OF PROCEEDS

We do not know the number of shares of our Common Stock that ultimately will be purchased under the Plan or the prices at which shares will be purchased. If the Plan purchases shares of Common Stock directly from us, the net proceeds from these transactions will be added to our general funds and used for general corporate purposes.

DESCRIPTION OF COMMON STOCK

Our articles of incorporation authorize us to issue 60,000,000 shares of common stock, par value $0.835, of which 7,956,256 shares were issued and outstanding as of December 31, 2005, and as of December 31, 2005, we had stock options for 1,277,408 shares of common stock issued and outstanding, of which 1,159,598 were exercisable. We have warrants for 1,018,000 shares of common stock issued and outstanding, all of which warrants were exercisable as of December 31, 2005. All outstanding shares of common stock are fully paid and nonassessable. All share data and per share values have been adjusted for appropriately authorized stock dividends or stock splits. Our board of directors may issue shares of our common stock from time to time for such consideration as the board may deem advisable without further shareholder approval, subject to the maximum authorized common stock provided in our articles of incorporation. No class of stock other than common stock is authorized by our articles of incorporation. Certain characteristics of our common stock are summarized below:

Dividend policy. We may pay dividends as and when determined by our board of directors after consideration of our earnings, general economic conditions, our financial condition and other factors as may be appropriate in determining dividend policy. Holders of our common stock are entitled to receive and share equally in any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock are entitled to share ratably, after satisfaction in full of all of our liabilities, in all of our remaining assets available for distribution.

Voting rights. Holders of our common stock are entitled to one vote per share on all matters submitted to shareholder vote.

Preemptive rights. Holders of our common stock have no preemptive rights.

Provisions which may affect changes in control. Articles 14 and 14.1 of the Virginia Stock Corporation Act contain provisions regarding affiliated transactions and control share acquisitions. Both the affiliated transactions statute and the control share acquisitions statute apply to Virginia corporations with more than 300 shareholders. As of May 2, 2003, we had approximately 325 holders of record. These provisions could have an anti-takeover effect, thereby reducing the control premium that might otherwise be reflected in the value of our common stock. Although Virginia corporations are permitted to opt out of these provisions, we have not done so. Below is a summary of the key provisions of these Articles. You should read the actual provisions of the Virginia Stock Corporation Act for a complete understanding of the restrictions that these provisions place on affiliated transactions and control share acquisitions.

Affiliated transactions statute. Article 14 of the Virginia Stock Corporation Act governs “affiliated transactions,” or transactions between a Virginia corporation and an “interested shareholder.” “Interested shareholders” are holders of more than 10% of any class of a corporation’s outstanding voting shares. Subject to certain exceptions discussed below, the affiliated transactions statute requires that, for three years following the date upon which any shareholder becomes an interested shareholder, any affiliated transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the interested shareholder, and by a majority (but not less than two) of the “disinterested directors.” The affiliated transactions statute defines a disinterested director as a member of a corporation’s board of directors who either (i) was a member before the later of January 1, 1988 or the date on which an interested shareholder became an interested shareholder or (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the corporation’s board of directors. At the expiration of the three year period after a shareholder becomes an interested shareholder, these provisions require that any affiliated transaction be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the interested shareholder.

The principal exceptions to the special voting requirement apply to affiliated transactions occurring after the three year period has expired and require either that the affiliated transaction be approved by a majority of the corporation’s disinterested directors or that the transaction satisfy specific statutory fair price requirements. In general, the fair price requirements provide that the shareholders must receive for their shares the higher of: the highest per share price paid by the interested shareholder for his or its shares during the two year period prior to becoming an interested shareholder, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed affiliated transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested shareholder, unless approved by a majority of the disinterested directors.

Control share acquisitions statute. With specific enumerated exceptions, Article 14.1 of the Virginia Stock Corporation Act applies to acquisitions of shares of a corporation which would result in an acquiring person’s ownership of the corporation’s shares entitled to be voted in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more. Shares that are the subject of a control share acquisition will not be entitled to voting rights unless the holders of a majority of the “disinterested shares” vote at an annual or special meeting of shareholders of the corporation to accord the control shares with voting rights. Disinterested shares are those outstanding shares entitled to be voted that are not owned by the acquiring person or by officers and inside directors of the target company. Under specific circumstances, the control share acquisitions statute permits an acquiring person to call a special shareholders’ meeting for the purpose of considering granting voting rights to the holders of the control shares. As a condition to having this matter considered at either an annual or special meeting, the acquiring person must provide shareholders with detailed disclosures about his or its identity, the method and financing of the control share acquisition and any plans to engage in specific transactions with, or to make fundamental changes to, the corporation, its management or business. Under specific circumstances, the control share acquisitions statute grants dissenters’ rights to shareholders who vote against granting voting rights to the control shares. Among the acquisitions specifically excluded from the control share acquisitions statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation’s shareholders under other provisions of the Virginia Stock Corporation Act.

INDEMNIFICATION

Our Articles of Incorporation, as well as the Virginia Stock Corporation Act, contain provisions providing for the indemnification of our directors and officers against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

The consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, which we have incorporated by reference into this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report included in the Annual Report, and have been incorporated be reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

Documents that we have not yet filed and that we have incorporated by reference into this Prospectus will include financial statements, related schedules (if required) and auditors’ reports. Those financial statements and schedules will have been audited to the extent and for the periods set forth in those reports by the firm or firms rendering the reports and, to the extent so audited and consent to incorporation by reference is given, will be incorporated by reference in reliance upon those reports given upon the authority of the firm or firms as experts in accounting and auditing.

LEGAL OPINION

Troutman Sanders LLP, counsel to Access National Corporation, will pass upon the validity of the shares of our Common Stock to be issued by us pursuant to our Plan.

You should rely only on the information contained in this document or documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The business of Access National Corporation or Access National Bank may change after the date of this Prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

ACCESS NATIONAL CORPORATION

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

ENROLLMENT FORM

Please sign the authorization located at the bottom of the form.

Please Print Name(s)
Street or P.O. Box Address
City State Zip

Dividend Reinvestment

You may choose to reinvest all of the dividends paid on Access National Corporation’s Common Stock registered in your name and held for you under the Access National Corporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”) by selecting the Full Dividend Reinvestment option below. If you are only using this form to make an Optional Cash Purchase or to authorize Automatic Quarterly Purchases but do not wish for your dividends to be reinvested, please leave the Full Dividend Reinvestment option blank.

Full Dividend Reinvestment. I wish to reinvest all of my dividends in additional shares of Access National

—	Corporation. (You will not receive a dividend check.)

Optional Cash Purchases

You may also make Optional Cash Purchases (subject to the minimum and maximum investment amounts indicated below) by completing this form and sending it and a personal check drawn on a U.S. bank (in U.S. dollars) payable to Registrar & Transfer Company at the address set forth below. Registrar & Transfer Company must receive your check at least 5 business days, but not more than 30 calendar days, prior to an Investment Date (as defined under the Plan); otherwise your check will be returned to you. Purchases will be made on a quarterly basis on or about the 25th of February, May, August and November.

Amount of Optional Cash Purchase:_____________________________

(must be at least $150 and not more than $20,000 per quarter, inclusive of Automatic Quarterly Purchases)

If you are a Company employee wishing to make Optional Cash Purchases through payroll deductions, please contact Access National Corporation, Human Resources Department at (703) 871- 2100 to obtain the required payroll deduction forms.

Automatic Quarterly Purchases

You may authorize quarterly purchases from your bank account with Access National Bank. Registrar & Transfer Company will automatically debit your bank account quarterly on the 15th day of February, May, August and November and invest these deductions in Access National Corporation Common Stock. If the 15th falls on a Saturday or Sunday, your account will be debited on the preceding Friday. To initiate these deductions, please complete this form and send it and a deposit slip or voided check on your Access National Bank account to Registrar & Transfer Company at the address below.

Amount to be deducted: ___________________________________

(must be at least $150 and not more than $20,000 per quarter inclusive of Optional Cash Purchases)

Please return this enrollment form to Registrar & Transfer Company, Attn: Stock Purchases/DRIP Dept., P.O. Box 664, P.O. Box 664, Cranford, NJ 07016.

All parties named in the account registration form must sign this enrollment form.

Signature	Date	Signature (if necessary)	Date

Access National Corporation

Dividend Reinvestment and Stock Purchase Plan

Prospectus

February 1, 2006

Part II. Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

SEC registration fee	$2,440
Printing and engraving expenses	7,500
Accounting fees and expenses	2,500
Legal fees and expenses	27,000
Miscellaneous fees and expenses	5,000

Total	$44,440

Item 15. Indemnification of Directors and Officers

Article VI of the Articles of Incorporation for Access National Corporation (the “Company”) limits the liability of the Company’s directors and officers to the Company and its shareholders to the full extent permitted by the Virginia Stock Corporation Act as now and hereafter in effect. The Company’s Articles of Incorporation provide that the Company’s directors and officers will not be monetarily liable to the Company or its shareholders, if such limitation is permissible under the Virginia Stock Corporation Act.

The Virginia Stock Corporation Act places a limitation on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) 12 months of cash compensation received by the director or officer. This limitation does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law.

Consequently, the effect of the Company’s Articles of Incorporation, together with the Virginia Stock Corporation Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Article VI of the Company’s Articles of Incorporation also mandates indemnification of its directors and officers to the fullest extent permitted by the Virginia Stock Corporation Act. The Virginia Stock Corporation Act also permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. The Company is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

Exhibit No.	Description
5	Opinion of Troutman Sanders LLP as to the legality of the securities to be registered.

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Yount, Hyde & Barbour, P.C.

23.3	Consent of Troutman Sanders LLP (included in Exhibit 5 hereto)

24	Power of attorney (included herewith)

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on February 1, 2006.

ACCESS NATIONAL CORPORATION
(Registrant)

By:	/s/ Michael W. Clarke Michael W. Clarke President and Chief Executive Officer

Power of Attorney

Each person whose signature appears below constitutes and appoints Michael W. Clarke, his true and lawful attorney-in-fact as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Form S-3 relating to 2,000,000 shares of Common Stock $0.835 par value of Access National Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael W. Clarke Michael W. Clarke	President and Chief Executive Officer and Director	January 31, 2006

/s/ Charles Wimer Charles Wimer	Executive Vice President and Chief Financial Officer	February 1, 2006

/s/ Robert C. Shoemaker Robert C. Shoemaker	Executive Vice President and Director	January 31, 2006

/s/ Jacques Rebibo Jacques Rebibo	Chairman of the Board	February 1, 2006

/s/ J. Randolph Babbitt J. Randolph Babbitt	Director	January 31, 2006

/s/ John W. Edgemond, IV John W. Edgemond, IV	Director	January 31, 2006

James L. Jadlos	Director

/s/ Thomas M. Kody Thomas M. Kody	Director	January 31, 2006